EXHIBIT 99.1
FirstCash Adds Paula Garrett to the Board of Directors
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Fort Worth, Texas (December 28, 2020) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of over 2,750 retail pawn stores in the U.S. and Latin America, today announced the appointment of Paula K. Garrett to the Board of Directors, effective January 1, 2021.

Ms. Garrett serves as the vice president of finance, operations and information system technology for the Latin America region of Mary Kay, Inc., a position she has held since 2005. In this role, she leads the financial, operational, technology and other market development functions for all of Mary Kay’s Latin America markets, which include Mexico, Brazil, Argentina, Uruguay, Colombia & Peru. Mary Kay is a multibillion-dollar direct selling beauty company with millions of independent sales force members in nearly 40 markets worldwide. From 1999 to 2004, Ms. Garrett previously held roles at Mary Kay as region controller, Latin America and internal audit project manager. Ms. Garrett’s employment experience also includes service as internal audit manager of Oryx Energy Company from 1998 to 1999 and experience in a progression of accounting and internal audit positions from 1984 to 1998.

Mr. Rick Wessel, chief executive officer, stated, “We are pleased to add another experienced and successful executive to our board. Ms. Garrett is a respected business leader with a strong track record of leadership roles in large and growing companies. Combined with deep operational expertise in many areas, she brings exceptional functional experience to our board, especially in Latin America. We are excited and confident she will assist in the further development of our global growth strategy.”

Ms. Garrett will be an “independent” director under applicable Nasdaq rules and the Company’s Corporate Governance Guidelines and will serve on the Audit Committee of the Board of Directors.

About FirstCash

FirstCash is the leading international operator of pawn stores with over 2,750 retail pawn locations and approximately 17,000 employees in 24 U.S. states, the District of Columbia and four countries in Latin America including Mexico, Guatemala, El Salvador and Colombia. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s website located at http://www.firstcash.com.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com
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